Exhibit 10.2

[Form of Notice of Option Grant and Option Agreement under the Company’s Performance Incentive Plan]

THERAVANCE BIOPHARMA, INC. PERFORMANCE INCENTIVE PLAN

NOTICE OF OPTION GRANT

You have been granted the following option to purchase Ordinary Shares of Theravance Biopharma, Inc. (the “Company”):

Name of Optionee:	«First» «Last»

ID Number:	«ID»

Total Number of Shares:	«Shares»

Type of Option:	Nonstatutory Option

Grant Number:	«Number»

Exercise Price Per Share:	«Price»

Date of Grant:	«GrantDate»

Vesting Schedule:

This option shall vest and become exercisable with respect to the first 25% of the Ordinary Shares subject to this option on «FirstVestDate», subject to your continuous service as an Employee or Consultant (“Service”) through such date.  This option shall vest and become exercisable with respect to an additional 1/48th of the Ordinary Shares subject to this option when you complete each month of continuous Service thereafter.  The option shall be fully vested and exercisable on «LastVestDate» provided you have remained in continuous Service through such date.

Expiration Date:

«ExpirationDate».  This option expires earlier if your Service terminates earlier, as described in the Option Agreement, and may be terminated sooner in connection with certain corporate transactions as provided in Article 2.11 of the Plan.

You and the Company agree that this option is granted under and governed by the terms and conditions of the Option Agreement, which is attached to and made a part of this document, and the Performance Incentive Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Article II of the Plan.

You further agree that the Company may deliver by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a web site, it will notify you by email.

THERAVANCE BIOPHARMA, INC. PERFORMANCE INCENTIVE PLAN

OPTION AGREEMENT

Grant of Option

Subject to all of the terms and conditions set forth in the Notice of Option Grant, this Option Agreement (the “Agreement”) and the Plan, the Company has granted you an option to purchase up to the total number of shares specified in the Notice of Option Grant at the exercise price indicated in the Notice of Option Grant.

Tax Treatment	This option is intended to be a nonstatutory option, as provided in the Notice of Option Grant.

Vesting

This option vests and becomes exercisable as shown in the Notice of Option Grant.

This option shall vest and become exercisable in full if the Company is subject to a “Change in Control” (as defined in the Plan) before your Service terminates and this option is not assumed or replaced with a new award as set forth in Article 2.10(a) of the Plan.  In addition, this option shall vest and become exercisable in full if the Company is subject to a Change in Control before your Service terminates, and you are subject to an Involuntary Termination (as defined below) within 24 months after the Change in Control.

For purposes of this Agreement, “Cause” shall mean (i) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, a Parent, a Subsidiary or an Affiliate, which use causes material harm to the Company, a Parent, a Subsidiary or an Affiliate, (ii) conviction of a felony under the laws of the United States or any state thereof, (iii) gross negligence or (iv) repeated failure to perform lawful assigned duties for thirty days after receiving written notification from the Board of Directors.

For purposes of this Agreement, “Involuntary Termination” means the termination of your Service by reason of:

(a)          an involuntary dismissal or discharge by the Company (or Parent, Subsidiary or Affiliate employing you) for reasons other than for Cause; or

(b)          your voluntary resignation following one of the following that is effected by the Company (or the Parent, Subsidiary or Affiliate employing you) without your consent (i) a change in your position with the Company (or Parent, Subsidiary or Affiliate employing you) which materially reduces your level of responsibility, (ii) a material reduction in your base compensation  or (iii) a relocation of your workplace by more than fifty miles from your workplace immediately prior to the Change in Control that also materially increases your one-way commute. In order for your resignation under clause (b) to constitute an “Involuntary Termination,” all of the following requirements must be satisfied: (1) you must provide notice to the Company of your intent to resign and assert an Involuntary Termination pursuant to clause (b) within 90 days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii), (2) the Company (or the Parent, Subsidiary or Affiliate employing you) will have 30 days from the date of such notice to remedy the condition and, if it does so, you may withdraw your resignation or resign without any vesting acceleration, and (3) any termination of Service under clause (b) must occur within two years of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii).  Should the Company (or the Parent, Subsidiary or Affiliate employing you) remedy the condition as set forth above and then one or more of the conditions arises again within two years following the occurrence of a Change in Control, you may assert clause (b) again subject to all of the conditions set forth herein.

For purposes of this Agreement, “Service” means your service as an Employee or Consultant.

Notwithstanding the foregoing, if you are or become eligible to participate in the Company’s Change in Control Severance Plan (the “Severance Plan”), the vesting acceleration provisions in the Severance Plan shall apply instead of those contained herein.

No additional shares will vest or become exercisable after your Service has terminated for any reason, except as set forth in the Severance Plan to the extent you are eligible for benefits thereunder.

Term

This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Option Grant.  (This option will expire earlier if your Service terminates, as described below, and this option may be terminated sooner as provided in Article 2.11 of the Plan.)

You may exercise this option, to the extent vested and exercisable, at any time before its expiration or termination pursuant to this Agreement or the Plan.

Termination of Service

If your Service terminates for any reason, this option will expire to the extent it is unvested as of your termination date and does not vest as a result of your termination of Service.  The Company determines when your Service terminates for all purposes of this option.

Regular Termination

If your Service terminates for any reason except death or total and permanent disability, then this option, to the extent vested as of your termination date, will expire at the close of business at Company headquarters on the date three months after your termination date.

Death/Disability

If your Service terminates because of your death or due to your total and permanent disability, then this option, to the extent vested as of your termination date, will expire at the close of business at Company headquarters on the date 12 months after your termination date.

For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence and Part-Time Work

For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company (or Parent, Subsidiary or Affiliate employing you) in writing.  But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave.  If you and the Company (or Parent, Subsidiary or Affiliate employing you) agree to a reduction in your scheduled work hours, then the Company reserves the right to modify the rate at which this option vests, so that the rate of vesting is commensurate with your reduced work schedule.

The Company shall not be required to adjust any vesting schedule pursuant to this subsection.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form.  Your notice must specify how many shares you wish to purchase.  Your notice must also specify how your shares should be registered.  The notice will be effective when the Company receives it.

However, if you wish to exercise this option by executing a same-day sale (as described below), you must follow the instructions of the Company and the broker who will execute the sale.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

In no event may this option be exercised for any fractional shares.

Form of Payment

When you submit your notice of exercise, you must include payment of the option exercise price for the shares that you are purchasing.  To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

•                  Your personal check, a cashier’s check, a money order or by wire transfer.

•                  Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes.  (The balance of the sale proceeds, if any, will be delivered to you.)  The directions must be given in accordance with the instructions of the Company and the broker.  This exercise method is sometimes called a “same-day sale.”

•                  With the Company’s consent (which may be granted by the Compensation Committee of the Board of Directors or, if applicable, by the Equity Award Committee of the Board of Directors), irrevocable directions to a securities broker or lender approved by the Company to pledge option shares as security for a loan and to deliver to the Company from the loan proceeds an amount sufficient to pay the option exercise price and any withholding taxes.  The directions must be given in accordance with the instructions of the Company and the broker or lender.

•                  With the Company’s consent (which may be granted by the Compensation Committee of the Board of Directors or, if applicable, by the Equity Award Committee of the Board of Directors), Ordinary Shares that you own, along with any forms needed to effect a transfer of those shares to the Company.  The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price.  Instead of surrendering Ordinary Shares, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you.

•                  With the Company’s consent (which may be granted by the Compensation Committee of the Board of Directors or, if applicable, by the Equity Award Committee of the Board of Directors), by having the Company withhold Ordinary Shares that would otherwise be issued on exercise of the option.  The value of the withheld shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. This exercise method is sometimes referred to as a “net exercise.”

Withholding	You will not be allowed to exercise this option unless you make

Taxes and Share Withholding

arrangements acceptable to the Company (and/or the Parent, Subsidiary or Affiliate employing you) to pay any withholding taxes that may be due as a result of the option exercise (“Tax Withholding Obligations”).  These arrangements include payment in cash or via the same-day sale method described above.  With the Company’s consent (which may be granted by the Compensation Committee of the Board of Directors or, if applicable, by the Equity Award Committee of the Board of Directors), these arrangements may also include withholding shares that otherwise would be issued to you when you exercise this option.  The value of these shares, determined as of the effective date of the option exercise, will be applied to the Tax Withholding Obligations.

Automatic Exercise at End of Option Term

This option, to the extent then outstanding, will be automatically exercised as to all then-vested Shares at 9:00 am San Francisco, CA Time on the fourth trading day preceding the expiration date set forth in the Notice of Option Grant if the per share exercise price of the option is at least 1% below the Fair Market Value of an Ordinary Share at such time.

In the event of an automatic exercise, you authorize the Company to instruct the broker whom it has selected for this purpose to sell a number of Ordinary Shares to be issued upon exercise of the option necessary to generate cash proceeds to cover the exercise price for the exercised shares and the Tax Withholding Obligations in connection with such exercise (the “Exercise Costs”).  Such sales shall be effected at a market price following the date that the option is exercised.

You acknowledge that the proceeds of any such sale may not be sufficient to satisfy the Exercise Costs.  To the extent the proceeds from such sale are insufficient to cover the Exercise Costs, the Company (or Parent, Subsidiary or Affiliate employing you) may in its discretion (a) withhold the balance of the Exercise Costs from your wages or other cash compensation paid to you by the Company (or Parent, Subsidiary or Affiliate employing you) and/or (b) satisfy the Exercise Costs by means of a net-exercise arrangement, provided that in the case of the Tax Withholding Obligations the Company only withholds an amount of shares not in excess of the amount necessary to satisfy the minimum withholding amount.  The fair market value of the withheld shares, determined as of the date of exercise, will be applied against the Exercise Costs.  If the Company satisfies the Exercise Costs by means of a net-exercise arrangement as described above, you are deemed to have been issued the full number of shares subject to the option so exercised.

You acknowledge that the instruction to the broker to sell in the foregoing section is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934 (the “Exchange Act”), and to be interpreted to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act (a “10b5-1 Plan”).  This 10b5-1 Plan is adopted to be effective as of the first day of the Company’s first open trading window following the date on which shares subject to this option first become vested.  This 10b5-1 Plan is being adopted to permit you to sell a number of shares issued upon exercise of the option sufficient to pay the Exercise Costs.  You hereby appoint the Company as your agent and attorney-in-fact to instruct the broker with respect to the number of shares to be sold under this 10b5-1 Plan.

You hereby authorize the broker to sell the number of Ordinary Shares determined as set forth above and acknowledge that the broker is under no obligation to arrange for such sale at any particular price.  You acknowledge that the broker may aggregate your sales with sales occurring on the same day that are effected on behalf of other Company employees pursuant to sales of shares vesting under Company options or restricted share unit awards and your proceeds will be based on a blended price for all such sales.  You acknowledge that you will be responsible for all brokerage fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages or expenses relating to any such sale.  You acknowledge that it may not be possible to sell Ordinary Shares during the term of this 10b5-1 Plan due to (a) a legal or contractual restriction applicable to you or to the broker, (b) a market disruption, (c) rules governing order execution priority on the Nasdaq Global Market, (d) a sale effected pursuant to this 10b5-1 Plan that fails to comply (or in the reasonable opinion of the broker’s counsel is likely not to comply) with Rule 144 under the Securities Act of 1933, if applicable, or (e) if the Company determines that sales may not be effected under this 10b5-1 Plan.  You acknowledge that this 10b5-1 Plan is subject to the terms of any policy adopted now or hereafter by the Company governing the adoption of 10b5-1 plans.

Restrictions on Resale

You agree not to sell any option shares at a time when applicable laws, Company policies (including the Company’s Insider Trading Policy, a copy of which can be found on the Company’s intranet) or an agreement between the Company and its underwriters prohibit a sale.  This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

Prior to your death, only you may exercise this option.  You cannot transfer or assign this option.  For instance, you may not sell this option or use it as security for a loan.  If you attempt to do any of these things, this option will immediately become invalid.  You may, however, dispose of this option in your will or a beneficiary designation.  A beneficiary designation must be filed with the Company on the proper form.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

No Retention Rights

Your option or this Agreement does not give you the right to be retained by the Company, a Parent, Subsidiary or Affiliate in any capacity.  The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until this option has been exercised by giving the required notice to the Company, paying the exercise price, satisfying any Tax Withholding Obligations and being registered on the register of members of the Company.  No adjustments are made for dividends or other rights if the applicable record date occurs before exercise of this option, except as described in the Plan.

Recoupment Policy	This option, and the shares acquired upon exercise of this option, shall be subject to any Company recoupment policy in effect from time to time.

Adjustments

In the event of a share split, a share dividend or a similar change in the Ordinary Shares, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Effect of Significant Corporate Transactions	If the Company is a party to a merger, consolidation or certain change in control transactions, then this option will be subject to the applicable provisions of Article 2.11 of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the Cayman Islands (without regard to its choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.  A copy of the Plan is available on the Company’s intranet or by request to the Finance Department.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Article II of the Plan.

This Agreement, the Notice of Option Grant, and the Plan constitute the entire understanding between you and the Company regarding this option.  Any prior agreements, commitments or negotiations concerning this option are superseded.  This Agreement may be amended only by another written agreement between the parties.

BY ACCEPTING THIS OPTION GRANT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.